Exhibit 10.12

PROMISSORY NOTE SECURED BY DEED OF TRUST

Date:	March 15, 2021

Borrower:	Focus Universal, Inc., a Nevada corporation

Payee:	Golden Sunrise Investment LLC

Principal Amount:	One Million Five Hundred Thousand US Dollars ($1,500,000.00)

Term:	The Principal is payable in whole on the Due Date as set forth herein.

Due Date:	March 14, 2022.

Payment Terms:	This unpaid principal and all unpaid accrued interest on this Note shall be due and payable on the Due Date.

Form of Payment:	Wire transfer or certified check in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner.

Interest Rate:	This Note shall bear interest at the rate of 10% per annum. The 1st of each month is a due day for interest only

Security for Note:	This Note represents the indebtedness owed by Borrower to Payee pursuant to the March 15,2021 Loan Agreement between Borrower and Payee. Borrower agrees that until such time as the principal and interest owed under this note are paid in full, the note shall be secured by a deed of trust to real property commonly known as 2311 E Locust Ct., Ontario, CA, 91761 Parcel #0113-396-09-0000, Parcel Map 12035, Parcel 5 in San Bernardino County, CA (the "Property"). owned by the Borrower, executed on March 15, 2021, and recorded on or about March 14, 2022 in the records of San Bernardino County, California.

Subordination:	The deed of trust wider this Note shall be and shall remain, at all times. and in each and every respect, subject and subordinate to the Deed of trust of EastWest Bank (the "Primary Security Instrument"). Documents, and to any and all renewals. amendments, modifications. supplements, extensions. consolidations, and replacements thereof, including without limitation, amendments which increase the amount of the indebtedness secured by the Note.

Attorneys' Fees; Expenses for Note:	In any action at law or equity to enforce this Note, even if a lawsuit is not filed, the prevailing party shall be entitled to his/her reasonable attorneys' fees and all costs, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

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Severability:	If any provision of this Note or the application thereof shall for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

Binding Effect:	The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

Governing Law:	This Note shall be governed by and construed in accordance with the laws of the State of California.

Executed on this 15th day of March, 2021

Focus Universal, Inc., a Nevada corporation

/s/ Desheng Wang

     By Desheng Wang, its CEO

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